Exhibit 99.1

Worthington Acquires Angus Industries

Customized Cab Business Will Operate as New Segment

COLUMBUS, OH -- (Marketwire - January 03, 2012) - Worthington Industries (NYSE: WOR) announced today that the Company has acquired the stock of Angus Industries, based in Watertown, S.D. Angus designs and manufactures high-quality, custom-engineered open and enclosed cabs and operator stations for a wide range of heavy mobile equipment in several end-markets, including agriculture, construction and mining. In addition to its South Dakota headquarters, the company operates facilities in Northwood, Iowa, Greeneville, Tenn. and Florence, S.C., with approximately 1,250 non-union employees.

"Angus is a great addition, providing a new manufacturing segment for our Company," said John McConnell, Chairman and CEO. "They are a good fit with our strategic objective to decrease earnings volatility and bring higher value-added manufacturing. Additionally, they are a market leader in the custom-engineered cab space and our companies have similar people first cultures. They have a dedicated workforce and a great management team with a focus on continuous improvement." McConnell added, "We are also pleased that we share some significant customers, while providing different products and services. The Angus end-markets will increase our presence in the construction, agriculture and mining industries. We see opportunities to invest in the business by adding domestic capacity, expanding some capabilities, as well as targeting international expansion to support customer growth."

Angus had over $200 million in revenue in 2011, and the acquisition is expected to be accretive to earnings in its first year. The Angus engineering team works closely with customers providing new product design and testing. It also fills key project management roles from the initial design phase, to prototyping, testing, and tooling, through final manufacturing and delivery of finished product. Manufacturing capabilities include laser cutting, metal forming, rolled-tube bending, curving, machining, robotic welding, e-coating, painting and assembly. Angus will operate as a stand-alone business segment, Engineered Cabs, in the Worthington Industries portfolio of businesses.

Worthington purchased Angus for $180 million in cash funded through its revolving credit facility, and proceeds from a $50 million special dividend recently received from its WAVE joint venture. Post-closing, Worthington has approximately $568 million of funded debt and availability under its revolving credit facilities of $184 million.

About Worthington Industries
Worthington Industries is a leading diversified metals manufacturing company with 2011 fiscal year sales of approximately $2.4 billion. The Columbus, Ohio based company is North America's premier value-added steel processor; a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand-held torches, refrigerant and industrial tanks, camping cylinders, compressed natural gas storage cylinders and scuba tanks; framing systems and stairs for mid-rise buildings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, laser welded blanks; light gauge steel framing for commercial and residential construction; and current and past model automotive service stampings. Worthington, including its joint ventures, employs approximately 8,500 people and operates 76 facilities in 12 countries.

About Angus Industries
Angus Industries was founded in 1969, and is headquartered in Watertown, S.D., with operations in Northwood, IA, Greeneville, Tenn., and Florence, S.C., with approximately 1,250 non-union employees. Angus Industries is the market leader in the design and manufacturing of high-quality, custom-engineered operator cabs for heavy mobile equipment. Angus' products represent a highly technical and regulated component of mobile equipment that helps keep operators protected, comfortable and productive. Products range from cabs for small utility equipment to the largest earthmovers in the world.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the Company related to potential growth and growth opportunities, continuous improvement, increased capacity and capabilities, international expansion, accretiveness to earnings and other statements which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include, without limitation, the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies and other expected benefits therefrom; changes in customer demand, outsourcing decisions, spending patterns, product choices, and supplier choices; the effect of economic conditions generally and within major product markets; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the products; fluctuations in the pricing, quality or availability of raw materials, supplies, transportation, utilities and other items required by operations; the effect of financial difficulties, consolidation and other changes within the industries in which the Company participates; financial difficulties of end-users and customers; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; risks associated with doing business internationally; adverse claims experience, casualty events or other matters; and other risks described from time to time in the Company's filings with the United States Securities and Exchange Commission.

CONTACTS:
Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
Phone: (614) 438-3077
E-mail: cmlyttle@WorthingtonIndustries.com

Sonya L. Higginbotham
Director, Corporate Communications
Phone: (614) 438-7391
E-mail: slhiggin@WorthingtonIndustries.com